Exhibit 2.2

TRANSITION SERVICES AGREEMENT

BY AND BETWEEN

ENCOMPASS HEALTH CORPORATION

AND

ENHABIT, INC.

_________________

Dated as of June 30, 2022

TABLE OF CONTENTS
Page
ARTICLE I DEFINITIONS		1
ARTICLE II SERVICES, DURATION AND SERVICES MANAGERS		4
2.1	Services	4
2.2	Duration of Services	4
2.3	Additional Unspecified Services	5
2.4	Services Not Included	6
2.5	Transitional Nature of Services	6
2.6	Transition Services Managers	6
2.7	Personnel	7
2.8	Third-Party Providers	8
2.9	Local Agreements	8
2.10	Intellectual Property	9
ARTICLE III ADDITIONAL ARRANGEMENTS		9
3.1	System Security; HIPAA	9
3.2	Access	10
3.3	Data Privacy	10
3.4	Cooperation	10
ARTICLE IV COSTS AND DISBURSEMENTS		11
4.1	Costs and Disbursements	11
4.2	Tax Matters	12
ARTICLE V STANDARD FOR SERVICE		13
5.1	Standard for Service	13
5.2	Disclaimer of Warranties	14
5.3	Compliance with Laws and Regulations	14
ARTICLE VI LIMITED LIABILITY AND INDEMNIFICATION		14
6.1	Consequential and Other Damages	14
6.2	Limitation of Liability	15
6.3	Obligation to Re-perform; Liabilities	15
6.4	Release and Recipient Indemnity	15
6.5	Provider Indemnity	15
6.6	Indemnification Procedures	16
6.7	Liability for Payment Obligations	16
6.8	Exclusion of Other Remedies	16
6.9	Confirmation	16
ARTICLE VII TERM AND TERMINATION		16
7.1	Term and Termination	16
7.2	Effect of Termination	17
7.3	Force Majeure	18
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ARTICLE VIII DISPUTE RESOLUTION		18
8.1	Dispute Resolution	18
ARTICLE IX GENERAL PROVISIONS		19
9.1	No Agency	19
9.2	Treatment of Confidential Information	19
9.3	Further Assurances	20
9.4	Notices	20
9.5	Severability	21
9.6	Entire Agreement	21
9.7	No Third-Party Beneficiaries	22
9.8	Governing Law	22
9.9	Amendment	22
9.10	Rules of Construction	22
9.11	Precedence of Schedules	23
9.12	Counterparts	23
9.13	Assignability; Change of Control	23
9.14	Non-Recourse	23
9.15	Mutual Drafting	23

SCHEDULE A Encompass Services	A-1
SCHEDULE B Enhabit Services	B-1
EXHIBIT I Services Managers	I-1
EXHIBIT II Business Associate Agreement	II-1

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TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT, dated as of June 30, 2022 (this “Agreement”), is by and between Encompass Health Corporation, a Delaware corporation (“Encompass”), and Enhabit, Inc., a Delaware corporation (“Enhabit”).  Unless otherwise defined in this Agreement, all capitalized terms used in this Agreement shall have the meaning set forth in the Separation and Distribution Agreement, dated as of the date hereof, by and between Encompass and Enhabit (as amended, modified or supplemented from time to time in accordance with its terms, the “Separation Agreement”).

R E C I T A L S

WHEREAS, in furtherance of the foregoing, the Board of Directors of Encompass (the “Encompass Board”) has determined that it is appropriate and desirable to separate the Enhabit Business from the Encompass Business (the “Separation”) and, following the Separation, make a distribution, on a pro rata basis, to holders of Encompass Shares on the Record Date of all of the outstanding Enhabit Shares owned by Encompass (the “Distribution”);

WHEREAS, Encompass and Enhabit have entered into the Separation Agreement on or about the date hereof pursuant to which, and subject to the terms thereof, the Parties will effect the Separation and the Distribution and the transactions contemplated therein and thereby;

WHEREAS, in order to facilitate and provide for an orderly transition under the Separation Agreement, the Parties desire to enter into this Agreement to set forth the terms and conditions pursuant to which each of the Parties or a member of their respective Groups shall provide to the other the Services (as defined herein) for a transitional period; and

WHEREAS, the Parties acknowledge that this Agreement, the Separation Agreement, and the other Ancillary Agreements represent the integrated agreement of Encompass and Enhabit relating to the Separation and Distribution, are being entered together, and would not have been entered independently.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

The following capitalized terms used in this Agreement shall have the meanings set forth below:

“Additional Services” shall have the meaning set forth in Section 2.3(a).

“Agreement” shall have the meaning set forth in the Preamble.

“Confidential Information” shall have the meaning set forth in Section 9.2(a).

“Covid-19” shall mean SARS-CoV-2 or Covid-19, and any evolutions or variants thereof or related or associated epidemics, pandemics or disease outbreaks.

“Covid-19 Measures” shall mean any quarantine, “shelter in place,” “stay at home,” workforce reduction, social or physical distancing, shutdown, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any industry group, nationally or internationally recognized organization or any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to Covid-19, including the CARES Act, Families First Act and American Rescue Plan Act of 2021.

“Dispute” shall have the meaning set forth in Section 8.1(a).

“Distribution” shall have the meaning set forth in the Recitals.

“Distribution Date” shall mean the date of the consummation of the Distribution, which shall be determined by the Encompass Board in its sole and absolute discretion.

“Effective Time” shall mean 12:01 a.m., New York City time, on the Distribution Date.

“Encompass” shall have the meaning set forth in the Preamble.

“Encompass Board” shall have the meaning set forth in the Recitals.

“Encompass Functional Area Service Manager” shall have the meaning set forth in Section 2.6(a).

“Encompass Monthly Charges” shall have the meaning set forth in Section 4.1(d).

“Encompass Services” shall have the meaning set forth in Section 2.1.

“Encompass Services Managers” shall have the meaning set forth in Section 2.6(a).

“Enhabit” shall have the meaning set forth in the Preamble.

“Enhabit Change of Control” shall mean, with respect to Enhabit, (a) a transaction whereby any Person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) would acquire, directly or indirectly, voting securities representing more than fifty percent (50%) of the total voting power of Enhabit; (b) a merger, consolidation, recapitalization or reorganization of Enhabit, unless securities representing more than fifty percent (50%) of the total voting power of the legal successor to Enhabit as a result of such merger, consolidation, recapitalization or reorganization are immediately thereafter beneficially owned, directly or indirectly, by the Persons who beneficially owned Enhabit’s outstanding voting securities immediately prior to such transaction; or (c) the sale of all or substantially all of the consolidated assets of the Enhabit Group.  For the avoidance of doubt, no transaction contemplated by the Separation Agreement shall be considered an Enhabit Change of Control.

“Enhabit Functional Area Service Manager” shall have the meaning set forth in Section 2.6(b).

“Enhabit Monthly Charges” shall have the meaning set forth in Section 4.1(d).

“Enhabit Services” shall have the meaning set forth in Section 2.1.

“Enhabit Services Managers” shall have the meaning set forth in Section 2.6(b).

“Force Majeure” shall mean, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), which event (a) does not arise or result from the fault or negligence of such Party (or any Person acting on its behalf) and (b) by its nature would not reasonably have been foreseen by such Party (or such Person), or, if it would reasonably have been foreseen, was unavoidable, and includes acts of God, acts of civil or military authority, embargoes, acts of terrorism, cyberattacks, epidemics, pandemics or diseases (including Covid-19) or other health crises or public health events, or any worsening of any of the foregoing, quarantine or government health alert that prohibits or restricts travel or prevents any individual from reporting to a work location, changes in Law (including any proposed Law, and including any governmental or quasi-governmental action, including Covid-19 Measures or any changes to existing Covid-19 Measures), war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts or, in the case of computer systems, any failure in electrical or air conditioning equipment.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended and implemented through regulation.

“Interest Payment” shall have the meaning set forth in Section 4.1(d).

“Local Agreement” shall have the meaning set forth in Section 2.9.

“Net Monthly Charges” shall have the meaning set forth in Section 4.1(d).

“Non-Income Taxes” shall have the meaning set forth in Section 4.2(a).

“Parties” shall mean the parties to this Agreement.

“Personal Data” shall mean data relating to an identified or identifiable natural person, whether on a stand-alone basis or when aggregated with other data, that is either (a) provided by the Recipient or any Affiliate of the Recipient to the Provider or any Affiliate of the Provider under this Agreement or (b) accessed and/or processed by the Provider or any Affiliate of the Provider on behalf of the Recipient or any Affiliate of the Recipient in connection with this Agreement.

“Provider” shall mean the Party or its Subsidiary or Affiliate providing a Service under this Agreement.

“Provider Indemnified Party” shall have the meaning set forth in Section 6.4.

“Recipient” shall mean the Party or its Subsidiary or Affiliate to whom a Service under this Agreement is being provided.

“Recipient Indemnified Party” shall have the meaning set forth in Section 6.5.

“Reimbursement Charge(s)” shall have the meaning set forth in Section 4.1(c).

“Schedule(s)” shall have the meaning set forth in Section 2.2.

“Separation” shall have the meaning set forth in the Recitals.

“Separation Agreement” shall have the meaning set forth in the Preamble.

“Service Charge(s)” shall have the meaning set forth in Section 4.1(a).

“Service Extension” shall have the meaning set forth in Section 7.1(d).

“Service Increases” shall have the meaning set forth in Section 2.3(b).

“Services” shall have the meaning set forth in Section 2.1.

“Taxes” shall have the meaning set forth in the Tax Matters Agreement.

“Third-Party Provider” shall have the meaning set forth in Section 2.8.

ARTICLE II
SERVICES, DURATION AND SERVICES MANAGERS

2.1          Services.  Subject to the terms and conditions of this Agreement, commencing as of the Effective Time, (a) Encompass shall provide or cause to be provided to the Enhabit Group the services listed on Schedule A to this Agreement (the “Encompass Services”) and (b) Enhabit shall provide or cause to be provided to the Encompass Group the services listed on Schedule B to this Agreement (the “Enhabit Services,” and, collectively with the Encompass Services, any Additional Services and any Service Increases, the “Services”).  All of the Services shall be for the sole use and benefit of the respective Recipient and its respective Party.

2.2          Duration of Services.  Subject to the terms of this Agreement, each of Encompass and Enhabit shall provide or cause to be provided to the respective Recipients each Service until the earlier to occur of, with respect to each such Service, (a) the expiration of the term for such Service (or, subject to the terms of Section 7.1(d), the expiration of any Service Extension) as set forth on Schedule A or Schedule B (each, a “Schedule,” and, collectively, the “Schedules”), (b) the date on which such Service is terminated under Section 7.1(b), or (c) the date that is the twenty-four (24)-month anniversary of the Distribution Date; provided, to the extent that a Provider’s ability to provide a Service is dependent on the continuation of either an Encompass Service or an Enhabit Service (and such dependence has been made known to the other Party), as the case may be, and the Provider’s ability to provide a particular Service in accordance with this Agreement is materially and adversely affected by the termination of such supporting Encompass Service or Enhabit Service, as the case may be, then the Provider’s obligation to provide such dependent Service shall terminate automatically with the termination of such supporting Encompass Service or supporting Enhabit Service, as the case may be.

2.3          Additional Unspecified Services.

(a)          After the date of this Agreement, if Encompass or Enhabit (i) identifies a service that (x) the Encompass Group provided to the Enhabit Group prior to the Distribution Date that Enhabit reasonably needs in order for the Enhabit Business to continue to operate in substantially the same manner in which the Enhabit Business operated prior to the Distribution Date, and such service was not included on Schedule A (other than because the Parties expressly agreed that such service shall not be provided), or (y) the Enhabit Group provided to the Encompass Group prior to the Distribution Date that Encompass reasonably needs in order for the Encompass Business to continue to operate in substantially the same manner in which the Encompass Business operated prior to the Distribution Date, and such service was not included on Schedule B (other than because the Parties expressly agreed that such service shall not be provided) and (ii) provides written notice to the other Party prior to the date that is sixty (60) days following the Distribution Date requesting such additional services, then such other Party shall use its commercially reasonable efforts to provide such requested additional services (such requested additional services, the “Additional Services”); provided, however, that no Party shall be obligated to provide any Additional Service if it does not, in its reasonable judgment, have adequate resources to provide such Additional Service or if the provision of such Additional Service would significantly disrupt the operation of its businesses; and provided, further, that a Provider shall not be required to provide any Additional Services if the Parties, despite using good-faith efforts, are unable to reach agreement on the terms thereof (including with respect to Service Charges therefor).  If the Parties agree that any Additional Service shall be provided and received in accordance with this Section 2.3(a), the Encompass Services Managers (as defined below) and the relevant Encompass Functional Area Service Manager (as defined below) with respect to such Additional Service, on the one hand, and the Enhabit Services Managers (as defined below) and the relevant Enhabit Functional Area Service Manager (as defined below) with respect to such Additional Service, on the other, shall in good faith negotiate on an arm’s-length basis the terms of a supplement to the applicable Schedule, which terms shall be consistent with the terms of, and the pricing methodology used for, similar Services provided under this Agreement.  Upon the mutual written agreement of the Parties, the supplement to the applicable Schedule shall describe in reasonable detail the Service Charge and the nature, scope, service period(s) (which, with respect to any such Additional Service, shall expire no later than the date set forth in clause (c) of Section 2.2), termination provisions and other terms applicable to such Additional Services in a manner similar to that in which the Services are described in the existing Schedules.  Each supplement to the applicable Schedule, as agreed in writing by the Parties, shall be deemed part of this Agreement as of the date of such agreement, and the Additional Services set forth therein shall be deemed “Services” provided under this Agreement, in each case, subject to the terms and conditions of this Agreement.

(b)          After the date of this Agreement, if (i) a Recipient requests a Provider to increase, relative to historical levels prior to the Distribution Date, the volume, amount, level or frequency, as applicable, of any Service provided by such Provider of such Service and (ii) such increase is reasonably determined by such Recipient as necessary for such Recipient to operate its businesses (such increases, the “Service Increases”), then such Provider shall consider such request in good faith; provided, however, that no Party shall be obligated to provide any Service Increase, including because, after good-faith negotiations between the Parties, the Parties fail to reach an agreement with respect to the terms thereof (including with respect to Service Charges therefor).  In connection with any request for Service Increases in accordance with this Section 2.3(b), the Encompass Services Managers and the relevant Encompass Functional Area Service Manager with respect to such Service Increase, on the one hand, and the Enhabit Services Managers and the relevant Enhabit Functional Area Service Manager with respect to such Service Increase, on the other, shall in good faith negotiate on an arm’s-length basis the terms of an amendment to the applicable Schedule, which amendment shall be consistent with the terms of, and the pricing methodology used for, the applicable Service.

(c)          Each amended Schedule, as agreed in writing by the Parties, shall be deemed part of this Agreement as of the date of such agreement, and the Service Increases set forth therein shall be deemed a part of the “Services” provided under this Agreement, in each case, subject to the terms and conditions of this Agreement.

2.4          Services Not Included.  It is not the intent of any Provider to render, nor of any Recipient to receive from any Provider, professional advice or opinions, whether with regard to Tax, legal, treasury, finance, employment or other business or financial matters, technical advice, whether with regard to information technology or other matters, or the handling of or addressing of environmental matters; no Recipient shall rely on, or construe, any Service rendered by or on behalf of a Provider as such professional advice or opinions or technical advice; and all Recipients shall seek all third-party professional advice or opinions or technical advice as it may desire or need.

2.5          Transitional Nature of Services.  The Parties acknowledge the transitional nature of the Services and agree to cooperate in good faith and to use commercially reasonable efforts to avoid a disruption in the transition of the Services from the applicable Provider to the applicable Recipient (or its designee).  Each Recipient agrees to use commercially reasonable efforts to reduce or eliminate its and its Affiliates’ dependency on each Service to the extent and as soon as is reasonably practicable.

2.6          Transition Services Managers.

(a)          Encompass hereby appoints and designates the individuals set forth on Exhibit I-A to act as its initial services managers (the “Encompass Services Managers”), who will each be directly responsible for coordinating and managing the delivery of the Encompass Services and have authority to act on Encompass’s behalf with respect to matters relating to the provision of Services under this Agreement.  The Encompass Services Managers will work with the personnel of the Encompass Group to periodically address issues and matters raised by Enhabit relating to the provision of Services under this Agreement.  Notwithstanding the requirements of Section 9.4, all communications from Enhabit to Encompass pursuant to this Agreement regarding routine matters involving a Service shall be made first through the individual or individuals, as the case may be, specified as the functional area service manager (the “Encompass Functional Area Service Manager”) with respect to such Service on Exhibit I-B or such other individual as may be specified by an Encompass Services Manager in writing and delivered to Enhabit by email or facsimile transmission with receipt confirmed; provided that, if the Encompass Functional Area Service Manager is not available, communication shall thereafter be made through an Encompass Services Manager.  Encompass shall notify Enhabit of the appointment of a different Encompass Services Manager or Encompass Functional Area Service Manager(s), if necessary, in accordance with Section 9.4.

(b)          Enhabit hereby appoints and designates the individuals set forth on Exhibit I-A to act as its initial services managers (the “Enhabit Services Managers”), who will each be directly responsible for coordinating and managing the delivery of the Enhabit Services and have authority to act on Enhabit’s behalf with respect to matters relating to this Agreement.  The Enhabit Services Managers will work with the personnel of the Enhabit Group to periodically address issues and matters raised by Encompass relating to this Agreement.  Notwithstanding the requirements of Section 9.4, all communications from Encompass to Enhabit pursuant to this Agreement regarding routine matters involving a Service shall be made through the individual or individuals, as the case may be, specified as the functional area service manager (the “Enhabit Functional Area Service Manager”) with respect to such Service on Exhibit I-B or as specified by an Enhabit Services Manager in writing and delivered to Encompass by email or facsimile transmission with receipt confirmed; provided that, if the Enhabit Functional Area Service Manager is not available, communication shall thereafter be made through an Enhabit Services Manager.  Enhabit shall notify Encompass of the appointment of a different Enhabit Services Manager or Enhabit Functional Area Service Manager(s), if necessary, in accordance with Section 9.4.

2.7          Personnel.

(a)          The Provider of any Service will make available to the Recipient of such Service such appropriately qualified personnel as may be necessary to provide such Service, on the understanding that such personnel shall remain employed and/or engaged by the Provider.  The Provider will have the right, in its reasonable discretion, to (i) designate which personnel it will assign to perform such Service and (ii) remove and replace such personnel at any time; provided, however, that any such removal or replacement shall not be the basis for any increase in any Service Charge or Reimbursement Charge payable hereunder or relieve the Provider of its obligation to provide any Service hereunder; and provided, further, that the Provider will use its commercially reasonable efforts to limit the disruption to the Recipient in the transition of the Services to different personnel.

(b)          In the event that the provision of any Service by the applicable Provider requires the cooperation and services of the personnel of the Recipient, the applicable Recipient will make available to the Provider such personnel (who shall be appropriately qualified for purposes of so supporting the provision of such Service by the Provider) as may be necessary for the Provider to provide such Service, on the understanding that such personnel shall remain employed and/or engaged by the Recipient.  The Recipient will have the right, in its reasonable discretion, to (i) designate which personnel it will make available to the Provider in connection with the provision of such Service and (ii) remove and replace such personnel at any time; provided, however, that any directly resulting increase in costs to the Provider shall be borne by the Recipient and any directly resulting adverse effect to the provision of such Service by the Provider shall not be deemed a breach of this Agreement; and provided, further, that the Recipient will use its commercially reasonable efforts to limit the disruption to the Provider in the transition of such personnel.

(c)          No Provider shall be liable under this Agreement for any Liabilities incurred by the Recipient Indemnified Parties that are primarily attributable to, or that are primarily a consequence of, any actions or inactions of the personnel of the Recipient, except for any such actions or inactions undertaken pursuant to the direction of the Provider.

(d)          Nothing in this Agreement shall grant any Provider, or its employees or agents that are performing the Services, the right directly or indirectly to control or direct the operations of the applicable Recipient or any member of its Group.  Such employees and agents shall not be required to report to the management of the applicable Recipient, nor be deemed to be under the management or direction of such Recipient.  Each Recipient acknowledges and agrees that, except as may be expressly set forth herein as a Service (including any Additional Services or Service Increases) or otherwise expressly set forth in the Separation Agreement, another Ancillary Agreement or any other applicable agreement, no Provider or any member of its Group shall be obligated to provide, or cause to be provided, any service or goods to such Recipient or any member of its Group, or to expand or modify any facilities, incur any capital expenditures, acquire any additional equipment or software or hire or retain any additional personnel in connection with its obligation to provide Services hereunder.

2.8          Third-Party Providers.  The Parties acknowledge that each Provider may provide the applicable Services directly (including through a Subsidiary or an Affiliate), or through one or more third parties engaged by the applicable Provider to provide the applicable Services in accordance with the terms of this Section 2.8 (each such third party, a “Third-Party Provider”).  Each Provider shall make, in its sole discretion, any decisions as to whether it will provide applicable Services directly or through a Third-Party Provider; provided that (a) each Provider shall use at least the same degree of care in selecting any such Third-Party Provider (or replacement thereof) as it would if such Third-Party Provider was being retained to provide similar services to such Provider, and (b) such Provider shall remain responsible for all of its obligations under this Agreement with respect to the scope, standard and content of the Services provided to the Recipient.

2.9          Local Agreements.  Encompass and Enhabit each recognize and agree that there may be a need to document the Services provided hereunder from time to time or to otherwise modify the scope or nature of such Services to the extent necessary to comply with applicable Law.  If such an agreement is required by applicable Law, or if Encompass and Enhabit mutually determine it to be necessary or desirable, in order for a Provider to provide the Services in a particular jurisdiction, Encompass and Enhabit shall cause the applicable Providers and Recipients to enter into local implementing agreements in form and content reasonably acceptable to the Parties (each, a “Local Agreement”); provided, however, that the execution or performance of any such Local Agreement shall in no way alter or modify any term or condition hereof nor the effect thereof.  In accordance with Section 9.9, Encompass and Enhabit may from time to time agree in writing to amend any terms of this Agreement, and, in such cases, such amendment will be deemed to amend the terms of all Local Agreements, except to the extent expressly provided to the contrary in an amendment to this Agreement.

2.10          Intellectual Property.

(a)          This Agreement and the performance of the Services hereunder will not affect or result in the transfer of any rights in or to, or the ownership of, any Intellectual Property Rights, Information Technology, Software or other Technology of the Provider or any of its Affiliates.  Except as expressly provided under the terms of the Separation Agreement or any other Ancillary Agreement, neither Party shall acquire, by virtue of this Agreement or the provision of the Services hereunder, by implication or otherwise, any right, title or interest (except for the express license rights set forth in Section 2.10(b) and Section 2.10(c)) of any Intellectual Property Rights, Information Technology, Software or other Technology owned or licensed by the other.  For the avoidance of doubt, nothing in this Agreement shall limit or modify the transfer of the rights in and to, the ownership of, or the licenses with respect to any Intellectual Property Rights, Information Technology, Software or other Technology as set forth in the Separation Agreement or any other Ancillary Agreement.

(b)          Subject to Section 2.10(a), solely to the extent that in connection with receiving the benefit of any Service, the Recipient provides the Provider with any Information Technology, Software or other Technology owned or controlled by the Recipient or any of its Affiliates that is necessary to enable the Provider to provide such Service, the Recipient hereby grants to the Provider a non-exclusive, worldwide, non-transferable, non-sublicensable (except solely to the extent necessary for the Provider to provide the Services, to Provider’s subcontractors), revocable, fully paid-up, royalty-free license under any Intellectual Property Rights of the Recipient to use such Information Technology, Software or other Technology, solely during the term of the applicable Service, and for the sole and limited purpose of providing, and only to the extent reasonably necessary for the provision of, such Service.

(c)          Subject to Section 2.10(a), solely to the extent that in connection with providing any Service, the Provider provides the Recipient with any Information Technology, Software or other Technology owned or controlled by the Provider or any of its Affiliates that is necessary to enable the Recipient to receive the benefit of such Service, the Provider hereby grants to the Recipient a limited, non-exclusive, non-transferable, non-sublicensable, revocable, fully paid-up, royalty-free license under any Intellectual Property Rights of the Provider to use such Information Technology, Software or other Technology, solely during the term of the applicable Service, for the sole and limited purpose of receiving such Service, and only to the extent necessary for receipt of such Service.

ARTICLE III
ADDITIONAL ARRANGEMENTS

3.1          System Security; HIPAA.

(a)          From and after the date of this Agreement, if a Party or its Affiliates is given access to the internal computer systems and intranet or such other computer software, networks, hardware, technology or computer-based resources of the other Party or its Affiliates pursuant to this Agreement or any other Ancillary Agreement, or in connection with performance, receipt or delivery of a Service, such accessing party shall comply with all security guidelines (including physical security, network access, internet security, confidentiality and personal data security guidelines) of such granting party.  The Parties shall ensure that the access contemplated by this Section 3.1(a) shall be used by such personnel only for the purposes contemplated by, and subject to the terms of, this Agreement.

(b)          Effective at or prior to the Effective Time, the Parties will enter into and abide by the terms of the Business Associate Agreement attached hereto as Exhibit II.

3.2          Access.

(a)          Enhabit shall, and shall cause its Subsidiaries to, allow Encompass and its Representatives reasonable access to the facilities of Enhabit necessary for Encompass to fulfill its obligations under this Agreement.

(b)          Encompass shall, and shall cause its Subsidiaries to, allow Enhabit and its Representatives reasonable access to the facilities of Encompass necessary for Enhabit to fulfill its obligations under this Agreement.

(c)          Notwithstanding the other rights of access of the Parties under this Agreement, each Party shall, and shall cause its Subsidiaries to, afford the other Party, its Subsidiaries and Representatives, following not less than five (5) business days’ prior written notice from the other Party, reasonable access during normal business hours to the facilities, information, systems, infrastructure and personnel of the relevant Providers as reasonably necessary for the other Party to verify the adequacy of internal controls over Information Technology, reporting of financial data and related processes employed in connection with the Services, including in connection with verifying compliance with Section 404 of the Sarbanes-Oxley Act of 2002; provided, however, that such access shall not unreasonably interfere with any of the business or operations of such Party or its Subsidiaries.

(d)          Except as otherwise permitted by the other Party in writing, each Party shall permit only its authorized Representatives, Third-Party Providers, contractors, invitees or licensees to access the other Party’s facilities.

3.3          Data Privacy.  Each Party agrees to use reasonable best efforts to comply with, and to cause its controlled Affiliates and its and their respective employees, agents and subcontractors to comply with all applicable data privacy and data protection Laws in connection with the performance of their obligations under this Agreement.  The Parties agree that with respect to any Personal Data:  (a) the Recipient is a data controller (or equivalent term under applicable Law) and the Provider is acting only as a data processor (or equivalent term under applicable Law); (b) the Provider shall only undertake processing of Personal Data to the extent reasonably necessary or advisable to enable it to perform its obligations under this Agreement; and (c) the Provider shall ensure that all personnel with access to or involved in the processing of Personal Data are bound by appropriate confidentiality obligations.

3.4          Cooperation.  It is understood that it will require the significant efforts of both Parties to implement this Agreement and to ensure performance of this Agreement by the Parties at the agreed-upon levels in accordance with all of the terms and conditions of this Agreement.  The Parties will cooperate, acting in good faith and using commercially reasonable efforts, to effect a smooth and orderly transition of the Services provided under this Agreement from the Provider to the Recipient (including repairs and maintenance Services and the assignment or transfer of the rights and obligations under any third-party contracts relating to the Services); provided, however, that this Section 3.4 shall not require either Party to incur any out-of-pocket costs or expenses unless and except as expressly provided in this Agreement or otherwise agreed in writing by the Parties.

ARTICLE IV
COSTS AND DISBURSEMENTS

4.1          Costs and Disbursements.

(a)          Except as otherwise provided in this Agreement or in the Schedules to this Agreement, a Recipient of Services (or its designee) shall pay to the Provider of such Services (or its designee) a monthly fee for the Services (or category of Services, as applicable) (each fee constituting a “Service Charge,” and, collectively, “Service Charges”) as listed on the Schedules hereto.  Except as otherwise set forth on the Schedules hereto, all Service Charges shall be exclusive of any Taxes (responsibility for which shall be governed by Section 4.2).

(b)          During the term of this Agreement, the amount of a Service Charge for any Services (or category of Services, as applicable) may increase to the extent of:  (i) any increases mutually agreed to by the Parties; (ii) any Service Charges applicable to any Additional Services or Service Increases; (iii) subject to Section 7.1(d), any increases applicable to Service Extensions; and (iv) subject to the terms and conditions of this Agreement, any increase in the rates or charges imposed by any Third-Party Provider that is providing Services.  Together with any monthly invoice for Service Charges and Reimbursement Charges (as defined below), the Provider shall, upon request, provide the Recipient with documentation to support the calculation of such Service Charges or any Reimbursement Charges.

(c)          Each Recipient shall reimburse the applicable Provider for reasonable unaffiliated third-party out-of-pocket costs and expenses incurred by such Provider or its Affiliates in connection with providing the Services (including reasonable travel-related expenses) (each such cost or expense, a “Reimbursement Charge,” and, collectively, “Reimbursement Charges”); provided, however, that any such cost or expense that is materially inconsistent with historical practice between the Parties for any Service (including business travel and related expenses) shall require advance approval of the Recipient.  Any authorized travel-related expenses incurred in performing the Services shall be incurred and charged to the applicable Recipient in accordance with the applicable Provider’s then-applicable business travel policies made known to the Recipient.

(d)          The Service Charges and Reimbursement Charges due and payable hereunder shall be invoiced and paid in U.S. dollars, unless otherwise set forth on the Schedules hereto or unless the Parties otherwise agree.  Except as otherwise agreed by the Parties, on a monthly basis, Encompass shall prepare an invoice for such fiscal month noting, in reasonable detail, (i) the Service Charges and Reimbursement Charges with respect to Encompass Services (the “Encompass Monthly Charges”), (ii) the Service Charges and Reimbursement Charges with respect to Enhabit Services (the “Enhabit Monthly Charges”), and (iii) the Net Monthly Charges (as defined below).  For purposes of this Agreement, the “Net Monthly Charges” shall be the Encompass Monthly Charges minus the Enhabit Monthly Charges (which may be positive or negative).  If the Net Monthly Charges is positive, the relevant Recipient that is a member of the Enhabit Group (or its designee) shall pay the amount of the Net Monthly Charges by wire transfer (or such other method of payment as may be agreed between the Parties) to the relevant Provider that is a member of the Encompass Group (or its designee) within thirty (30) days of the receipt of each such invoice, including appropriate documentation as described herein, as instructed by the applicable Provider.  If the Net Monthly Charges is negative, the relevant Recipient that is a member of the Encompass Group (or its designee) shall pay the amount of the Net Monthly Charges by wire transfer (or such other method of payment as may be agreed between the Parties) to the relevant Provider that is a member of the Enhabit Group (or its designee) within thirty (30) days of the receipt of each such invoice, including appropriate documentation as described herein, as instructed by the applicable Provider.  In the absence of a timely notice of billing dispute in accordance with the provisions of Article VIII of this Agreement, if the applicable Recipient fails to pay such amount by the due date, the Recipient shall be obligated to pay to the Provider, in addition to the amount due, interest at an annual default interest rate of the Prime Rate (as published in The Wall Street Journal as of the date of payment) plus two percent (2%), or the maximum legal rate, whichever is lower (the “Interest Payment”), accruing from the date the payment was due up to the date of actual payment.  In the event of any billing dispute, the Recipient shall promptly pay any undisputed amount.  Payments under this Agreement shall be made without set-off or counterclaim, except as expressly set forth in this Agreement.

(e)          Subject to the confidentiality provisions set forth in Section 9.2, each Party shall, and shall cause their respective Affiliates to, provide, upon ten (10) days’ prior written notice from the other Party, any information within such Party’s or its Affiliates’ possession that the requesting Party reasonably requests in connection with any Services being provided to such requesting Party by a Third-Party Provider, including any applicable invoices, agreements documenting the arrangements between such Third-Party Provider and the Provider and other supporting documentation.

4.2          Tax Matters.

(a)          Without limiting any provisions of this Agreement, the Recipient shall be responsible for and shall pay any and all excise, sales, use, value-added, goods and services, transfer, stamp, documentary, filing, recordation and other similar Taxes, in each case, imposed on, payable with respect to, or assessed as a result of the provision of Services by the Provider or any fees or charges (including any Service Charges) payable by the Recipient pursuant to this Agreement (collectively, “Non-Income Taxes”).  The Party required to account for such Non-Income Tax shall provide to the other Party, upon such Party’s request, appropriate tax invoices and, if applicable, evidence of the remittance of the amount of such Non-Income Tax to the relevant Governmental Authority.  The Parties shall use commercially reasonable efforts to minimize Non-Income Taxes and obtain any refund, return, rebate or the like of any Non-Income Tax, including by filing any necessary exemption or other similar forms, certificates or other similar documents, in each case, to the extent legally permissible.  The Recipient shall promptly reimburse the Provider for any unaffiliated third-party out-of-pocket costs incurred by the Provider or its Affiliates in connection with the Provider obtaining a refund or credit of any Non-Income Tax for the benefit of the Recipient.  For the avoidance of doubt, any net income-based Taxes imposed or assessed as a result of the provision of Services by the Provider shall be borne exclusively by the Provider.

(b)          Notwithstanding anything to the contrary set forth in this Agreement, the Recipient shall be entitled to deduct and withhold from any payment to the Provider any such Taxes that the Recipient is required by any applicable Law to withhold.  To the extent any amounts are so withheld, the Recipient shall timely pay when due such deducted and withheld amounts to the proper Governmental Authority, promptly provide to the Provider evidence of such payment to such Governmental Authority and shall promptly pay to the Provider such additional amounts as to result in the Provider receiving the same net amount as the Provider would have received had such deduction and withholding not been made.  The Parties shall use commercially reasonable efforts to minimize withholding Taxes to the extent legally permissible.

(c)          If the Provider (i) receives any refund (whether by payment, offset, credit or otherwise) or (ii) utilizes any overpayment, in each case, of Taxes that were borne by the Recipient pursuant to this Agreement, then the Provider shall promptly pay, or cause to be paid, to the Recipient an amount equal to such refund or overpayment, net of any additional Taxes payable by the Provider as a result of the receipt of such refund or such overpayment.

ARTICLE V
STANDARD FOR SERVICE

5.1          Standard for Service.

(a)          The Provider agrees (i) to perform the Services in a manner that is substantially similar in all material respects to which the same or similar services were performed by or on behalf of the Provider prior to the Distribution Date or, if not so previously provided, then substantially similar in all material respects to which similar services are provided by or on behalf of such Provider to the Provider’s Affiliates or other business components; and (ii) upon receipt of written notice from the Recipient identifying any outage, interruption or other failure of any Service, to respond to such outage, interruption or other failure of such Service in a manner that is substantially similar in all material respects to the manner in which such Provider or its Affiliates responded to any outage, interruption or other failure of the same or similar services prior to the Distribution Date.  The Parties acknowledge that an outage, interruption or other failure of any Service shall not be deemed to be a breach of the provisions of this Section 5.1 so long as the applicable Provider complies with the foregoing clause (ii).

(b)          Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall require the Provider to perform or cause to be performed any Service to the extent the manner of such performance would constitute a violation of applicable Law or any existing contract or agreement with a third party.  If the Provider is or becomes aware of any restriction on the Provider by an existing contract with a third party that would restrict the nature, quality, standard of care or service levels applicable to delivery of the Services to be provided by the Provider to the Recipient, the Provider shall use commercially reasonable efforts to promptly notify the Recipient of any such restriction.  The Parties each agree to cooperate and use commercially reasonable efforts to obtain any necessary third-party consents required under any existing contract or agreement with a third party to allow the Provider to perform or cause to be performed any Service in accordance with the standards set forth in this Section 5.1.  Any out-of-pocket costs and expenses incurred by either Party in connection with obtaining any such third-party consent that is required to allow the Provider to perform or cause to be performed any Service shall be solely the responsibility of the Recipient.  If, with respect to a Service, the Parties, despite the use of such commercially reasonable efforts, are unable to obtain a required third-party consent, or the performance of such Service by the Provider would continue to constitute a violation of applicable Laws, the Provider shall use commercially reasonable efforts in good faith to provide such Services in a manner as closely as possible to the standards described in this Section 5.1 that would apply absent the exception provided for in the first sentence of this Section 5.1(b).

5.2          Disclaimer of Warranties.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PARTIES ACKNOWLEDGE AND AGREE THAT THE SERVICES ARE PROVIDED AS-IS, THAT EACH RECIPIENT ASSUMES ALL RISKS AND LIABILITY ARISING FROM OR RELATING TO ITS USE OF AND RELIANCE UPON THE SERVICES, AND EACH PROVIDER, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT THERETO.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH PROVIDER HEREBY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES REGARDING THE SERVICES, WHETHER EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY IN REGARD TO QUALITY, PERFORMANCE, NON-INFRINGEMENT, COMMERCIAL UTILITY, MERCHANTABILITY OR FITNESS OF ANY SERVICE FOR A PARTICULAR PURPOSE.

5.3          Compliance with Laws and Regulations.  Each Party shall be responsible for its own compliance with any and all Laws applicable to its performance under this Agreement, including, without limitation, the federal physician self-referral law (commonly known as the “Stark Law,” 42 U.S.C. §§ 1395nn et seq.) and the anti-fraud and abuse provisions of the Social Security Act (42 U.S.C. §§ 1320a-7 et seq.) and applicable state and federal laws and regulations relating to the security and privacy of protected health information (including HIPAA), as they may be amended from time to time.  No Party will knowingly take any action in violation of any such applicable Law that results in liability being imposed on the other Party.  This Agreement does not require, and is not to be interpreted in any manner so as to require, the referral of patients by one Party to the other Party in violation of any applicable law or regulation.

ARTICLE VI
LIMITED LIABILITY AND INDEMNIFICATION

6.1          Consequential and Other Damages.  Notwithstanding anything to the contrary set forth in the Separation Agreement or this Agreement, the Provider shall not be liable to the Recipient or any of its Affiliates or Representatives, whether in contract, tort (including negligence and strict liability) or otherwise, at law or equity, for any special, indirect, incidental, punitive or consequential damages whatsoever (including lost profits or damages calculated on multiples of earnings approaches), which in any way arise out of, relate to or are a consequence of, the performance or non-performance by the Provider (including any Affiliates and Representatives of the Provider and any Third-Party Providers, in each case, providing the applicable Services) under this Agreement or the provision of, or failure to provide, any Services under this Agreement, including with respect to loss of profits, business interruptions or claims of patients, vendors or referral sources, and that each Party hereby waives on behalf of itself, its Subsidiaries and its Representatives that are Recipients hereunder any claim for such damages.

6.2          Limitation of Liability.  The Liabilities of each Provider and its Affiliates and Representatives, collectively, under this Agreement for any act or failure to act in connection herewith (including the performance or breach of this Agreement), or from the sale, delivery, provision or use of any Services provided under or contemplated by this Agreement, whether in contract, tort (including negligence and strict liability) or otherwise, at law or equity, shall not exceed the total aggregate Service Charges (excluding any Reimbursement Charges) actually paid or payable to such Provider by the Recipient pursuant to this Agreement.

6.3          Obligation to Re-perform; Liabilities.  In the event of any breach of this Agreement by any Provider with respect to the provision of any Services (with respect to which the Provider can reasonably be expected to re-perform in a commercially reasonable manner), the Provider shall (a) promptly correct in all material respects such error, defect or breach or to perform again in all material respects such Services at the request of the Recipient and at the sole cost and expense of the Provider and (b) subject to the limitations set forth in Section 6.1 and Section 6.2, reimburse the Recipient and its Affiliates and Representatives for Liabilities attributable to such breach by the Provider.  The remedy set forth in this Section 6.3 shall be the sole and exclusive remedy of the Recipient for any such breach of this Agreement.  Any request for re-performance in accordance with this Section 6.3 by the Recipient must be in writing and specify in reasonable detail the particular error, defect or breach, and such request must be made no more than one (1) month from the date such error, defect or breach becomes apparent to Encompass or should have reasonably become apparent to Encompass.  This Section 6.3 shall survive any termination of this Agreement.

6.4          Release and Recipient Indemnity.  In addition to (but not in duplication of) its other indemnification obligations (if any) under the Separation Agreement, this Agreement or any other Ancillary Agreement, and subject to Section 6.1 and Section 6.2, each Recipient hereby releases the applicable Provider and its Affiliates and Representatives (each, a “Provider Indemnified Party”), and each Recipient hereby agrees to indemnify, defend and hold harmless each such Provider Indemnified Party from and against any and all Liabilities arising from, relating to or in connection with (a) the use of any Services by such Recipient or any of its Affiliates, Representatives or other Persons using such Services or (b) the sale, delivery, provision or use of any Services provided under or contemplated by this Agreement, in the case of each of clauses (a) and (b), except to the extent that such Liabilities arise out of, relate to or are a consequence of the applicable Provider Indemnified Party’s gross negligence, bad faith, willful misconduct or fraud.

6.5          Provider Indemnity.  In addition to (but not in duplication of) its other indemnification obligations (if any) under the Separation Agreement, this Agreement or any other Ancillary Agreement, and subject to Section 6.1 and Section 6.2, each Provider hereby agrees to indemnify, defend and hold harmless the applicable Recipient and its Affiliates and Representatives (each, a “Recipient Indemnified Party”), from and against any and all Liabilities arising from, relating to or in connection with (a) the use of any Services by such Recipient or any of its Affiliates, Representatives or other Persons using such Services or (b) the sale, delivery, provision or use of any Services provided under or contemplated by this Agreement, in the case of each of clauses (a) and (b), to the extent that such Liabilities arise out of, relate to or are a consequence of the applicable Provider’s gross negligence, bad faith or willful misconduct or fraud.

6.6          Indemnification Procedures.  Subject to the provisions of this Article VI, the provisions of Article IV of the Separation Agreement shall govern claims for indemnification under this Agreement.

6.7          Liability for Payment Obligations.  Nothing in this Article VI shall be deemed to eliminate or limit, in any respect, Encompass’s or Enhabit’s express obligation in this Agreement to pay Service Charges and Reimbursement Charges for Services rendered in accordance with this Agreement.

6.8          Exclusion of Other Remedies.  The provisions of Section 6.3, Section 6.4 and Section 6.5 shall, to the maximum extent permitted by applicable Law, be the sole and exclusive remedies of the Provider Indemnified Parties and the Recipient Indemnified Parties, as applicable, for any claim, loss, damage, expense or liability, whether arising from statute, principle of common or civil law, principles of strict liability, tort, contract or otherwise under this Agreement, except as set forth in Section 9.2.

6.9          Confirmation.  Neither Party excludes responsibility for any Liability that cannot be excluded pursuant to applicable Law.

ARTICLE VII
TERM AND TERMINATION

7.1          Term and Termination.

(a)          This Agreement shall commence immediately upon the Effective Time and shall terminate upon the earlier to occur of:  (i) the last date on which either Party is obligated to provide any Service to the other Party in accordance with the terms of this Agreement; (ii) the mutual written agreement of the Parties to terminate this Agreement in its entirety; or (iii) a termination by Encompass in accordance with Section 9.13(b).

(b)          Without prejudice to a Recipient’s rights with respect to a Force Majeure, a Recipient may from time to time terminate this Agreement with respect to the entirety of any individual Service but not a portion thereof, for any reason or no reason, upon providing at least thirty (30) days’ prior written notice to the Provider; provided, however, that the Recipient shall pay to the Provider the necessary and reasonable documented out-of-pocket costs incurred in connection with the wind down of such Service other than any employee severance and relocation expenses, but including unamortized license fees and costs for equipment used to provide such Service, contractual obligations under agreements used to provide such Service, any breakage or termination fees and any other termination costs payable by the Provider with respect to any resources or pursuant to any other third-party agreements that were used by the Provider to provide such Service (or an equitably allocated portion thereof, in the case of any such equipment, resources or agreements that also were used for purposes other than providing Services).

(c)          A Provider may terminate this Agreement with respect to one or more Services, in whole but not in part, at any time upon prior written notice to the Recipient if the Recipient has failed to perform any of its material obligations under this Agreement relating to such Services, including making payment of Service Charges when due, and such failure shall continue uncured for a period of thirty (30) days after receipt by the Recipient of a written notice of such failure from the Provider.  In the event that any Service is terminated other than at the end of a month, the Service Charge associated with such Service shall be pro-rated appropriately.  The Parties acknowledge that there may be interdependencies among the Services being provided under this Agreement that may not be identified on the applicable Schedules and agree that, if the Provider’s ability to provide a particular Service in accordance with this Agreement is materially and adversely affected by the termination of another Service in accordance with Section 7.1(b), then the Parties shall negotiate in good faith to amend the Schedule relating to such affected continuing Service, which amendment shall be consistent with the terms of, and the pricing methodology used for, comparable Services.

(d)          In connection with the termination of any Service, if the Recipient reasonably determines that it will require such Service to continue beyond the date on which such Service is scheduled to terminate, the Recipient may request that the Provider extend such Service (any such extension, a “Service Extension”) for a specified period beyond the scheduled termination of such Service (which period shall in no event (i) be longer than one hundred eighty (180) days (or such longer period as the Provider of such Service agrees in its sole discretion, subject to the following clause (ii)) or (ii) end later than the date that is the twenty-four (24)-month anniversary of the Distribution Date) by written notice to the Provider no less than thirty (30) days prior to the date of such scheduled termination, and the Parties shall use commercially reasonable efforts to comply with such Service Extension; provided that the Provider shall not be obligated to provide such Service Extension if a third-party consent is required and cannot be obtained by the Provider.  In connection with any request for Service Extensions in accordance with this Section 7.1(d), the Encompass Services Managers and the relevant Encompass Functional Area Service Manager with respect to such Service, on the one hand, and the Enhabit Services Managers and the relevant Enhabit Functional Area Service Manager with respect to such Service, on the other, shall in good faith (x) negotiate the terms of an amendment to the applicable Schedule, which amendment shall be consistent with the terms of, and the pricing methodology used for, the applicable Service (including, as applicable, increases in the applicable Service Charge for each such Service Extension as mutually agreed by the Parties), and (y) determine the costs and expenses (other than Service Charges), if any, that would be incurred by the Provider or the Recipient, as the case may be, in connection with the provision of such Service Extension, which costs and expenses shall be borne solely by the Party requesting the Service Extension.  Each amended Schedule to implement a Service Extension, as agreed in writing by the Parties, shall be deemed part of this Agreement as of the date of such agreement and any Services provided pursuant to such Service Extensions shall be deemed “Services” provided under this Agreement, in each case, subject to the terms and conditions of this Agreement.

7.2          Effect of Termination.  Upon termination of any Service pursuant to this Agreement, the Provider of the terminated Service will have no further obligation to provide the terminated Service, and the relevant Recipient will have no obligation to pay any future Service Charges relating to any such Service; provided, however, that the Recipient shall remain obligated to the relevant Provider for (a) the Service Charges and Reimbursement Charges owed and payable in respect of Services provided prior to the effective date of termination and (b) any applicable charges described in Section 7.1(b), which charges shall be payable only in the event that the Recipient terminates any Service pursuant to Section 7.1(b).  In connection with the termination of any Service, the provisions of this Agreement not relating solely to such terminated Service shall survive any such termination, and in connection with a termination of this Agreement, Article I, Article VI (including liability in respect of any indemnifiable Liabilities under this Agreement arising or occurring on or prior to the date of termination), this Article VII, Article IX and all confidentiality obligations under this Agreement and liability for all due and unpaid Service Charges and Reimbursement Charges and any applicable charges payable pursuant to Section 7.1(b), shall continue to survive indefinitely.

7.3          Force Majeure.

(a)          Neither Party (nor any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of a Force Majeure.  In the event of an occurrence of a Force Majeure, the Party whose performance is affected thereby shall give notice of suspension as soon as reasonably practicable to the other stating the date and extent of such suspension and the cause thereof, and such Party shall use commercially reasonable efforts to remove any such causes and resume the performance of such obligations as soon as reasonably practicable after the removal of such cause.

(b)          During the period of a Force Majeure, the Recipient shall be entitled to seek an alternative service provider with respect to such Service(s) and, in the event a Force Majeure shall continue to exist for more than thirty (30) consecutive days, permanently terminate such Service(s), it being understood that Recipient shall not be required to provide any advance notice of such termination to Provider or pay any charges in connection therewith.  The Recipient shall be relieved of the obligation to pay Service Charges for the affected Service(s) throughout the duration of such Force Majeure.

ARTICLE VIII
DISPUTE RESOLUTION

8.1          Dispute Resolution.

(a)          In the event of any dispute, controversy or claim arising out of or relating to the transactions contemplated by this Agreement, or the validity, interpretation, breach or termination of any provision of this Agreement, or calculation or allocation of the costs of any Service, including claims seeking redress or asserting rights under any Law (each, a “Dispute”), Encompass and Enhabit agree that the Encompass Services Managers and the Enhabit Services Managers (or such other persons as Encompass and Enhabit may designate) shall negotiate in good faith in an attempt to resolve such Dispute amicably.  If such Dispute has not been resolved to the mutual satisfaction of Encompass and Enhabit within fifteen (15) days after the initial written notice of the Dispute (or after such longer period as the Parties may agree), then such Dispute shall be resolved in accordance with the dispute resolution process referred to in Article VII of the Separation Agreement; provided, however, that such dispute resolution process shall not modify or add to the remedies available to the Parties under this Agreement.

(b)          In any Dispute regarding the amount of a Service Charge, if such Dispute is finally resolved pursuant to the dispute resolution process set forth or referred to in Section 8.1(a), and it is determined that the Service Charge that the Provider has invoiced the Recipient, and that the Recipient has paid to the Provider, is greater or less than the amount that the Service Charge should have been, then (i) if it is determined that the Recipient has overpaid the Service Charge, the Provider shall within five (5) business days after such determination reimburse the Recipient an amount of cash equal to such overpayment, plus the Interest Payment, accruing from the date of payment by the Recipient to the time of reimbursement by the Provider; and (ii) if it is determined that the Recipient has underpaid the Service Charge, the Recipient shall within five (5) business days after such determination reimburse the Provider an amount of cash equal to such underpayment, plus the Interest Payment, accruing from the date such payment originally should have been made by the Recipient to the time of payment by the Recipient.

ARTICLE IX
GENERAL PROVISIONS

9.1          No Agency.  Nothing in this Agreement shall be deemed in any way or for any purpose to constitute any Party as an agent of an unaffiliated party in the conduct of such other party’s business.  A Provider of any Service under this Agreement shall act as an independent contractor and not as the agent of the Recipient in performing such Service, maintaining control over its employees, its subcontractors and their employees and complying with all withholding of income at source requirements, whether federal, national, state, local or foreign.

9.2          Treatment of Confidential Information.

(a)          The Parties shall not, and shall cause all other Persons providing Services or having access to information of the other Party that is known to such Party as confidential or proprietary (the “Confidential Information”) not to, disclose to any other Person or use, except for purposes of this Agreement, any Confidential Information of the other Party; provided, however, that the Confidential Information may be used by such Party to the extent that such Confidential Information has been (i) in the public domain through no fault of such Party or any member of such Group or any of their respective Representatives or (ii) later lawfully acquired from other sources by such Party (or any member of such Party’s Group), which sources are not themselves bound by a confidentiality obligation; provided, further, that each Party may disclose Confidential Information of the other Party, to the extent not prohibited by applicable Law:  (A) to its Representatives on a need-to-know basis in connection with the performance of such Party’s obligations under this Agreement; (B) in any report, statement, testimony or other submission required to be made to any Governmental Authority having jurisdiction over the disclosing Party; or (C) in order to comply with applicable Law, or in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing Party in the course of any litigation, investigation or administrative proceeding.  In the event that a Party becomes legally compelled (based on advice of counsel) by deposition, interrogatory, request for documents subpoena, civil investigative demand or similar judicial or administrative process to disclose any Confidential Information of the other Party, such disclosing Party shall provide the other Party with prompt prior written notice of such requirement, and, to the extent reasonably practicable, cooperate with the other Party (at such other Party’s expense) to obtain a protective order or similar remedy to cause such Confidential Information not to be disclosed, including interposing all available objections thereto, such as objections based on settlement privilege.  In the event that such protective order or other similar remedy is not obtained, the disclosing Party shall furnish only that portion of the Confidential Information that has been legally compelled, and shall exercise its commercially reasonable efforts (at such other Party’s expense) to obtain assurance that confidential treatment will be accorded such Confidential Information.

(b)          Each Party shall, and shall cause its Representatives to, protect the Confidential Information of the other Party by using the same degree of care to prevent the unauthorized disclosure of such as the Party uses to protect its own confidential information of a like nature, but in any event no less than a reasonable degree of care.

(c)          Each Party shall be liable for any failure by its respective Representatives to comply with the restrictions on use and disclosure of Confidential Information contained in this Agreement.

9.3          Further Assurances.  Each Party covenants and agrees that, without any additional consideration, it shall execute and deliver any further legal instruments and perform any acts that are or may become necessary to effectuate this Agreement.

9.4          Notices.  Except with respect to routine communications by the Encompass Services Managers, the Enhabit Services Managers, the Encompass Functional Area Service Managers and the Enhabit Functional Area Service Managers under Section 2.6, all notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.4):

If to Encompass, to:
Encompass Health Corporation
9001 Liberty Parkway
Birmingham, Alabama 35242
Attention:	General Counsel
E-mail:	* * *

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:	Igor Kirman
Elina Tetelbaum
Zachary S. Podolsky
E-mail:	IKirman@wlrk.com
ETetelbaum@wlrk.com
ZSPodolsky@wlrk.com
Facsimile:	(212) 403-2000

If to Enhabit, to:

Enhabit, Inc.
6688 N. Central Expressway, Suite 1300
Dallas, Texas 75206
Attention:	General Counsel
E-mail:	* * *

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:	Igor Kirman
Elina Tetelbaum
Zachary S. Podolsky
E-mail:	IKirman@wlrk.com
ETetelbaum@wlrk.com
ZSPodolsky@wlrk.com

and to:

Bradley Arant Boult Cummings LLP One Federal Place 1819 5th Avenue N. Birmingham, Alabama 35209
Attention:	Charles Roberts Stephen Hinton
Email:	croberts@bradley.com
shinton@bradley.com

A Party may, by notice to the other Party, change the address to which such notices are to be given.

9.5          Severability.  If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.  Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

9.6          Entire Agreement.  This Agreement, the Separation Agreement and any other Ancillary Agreements, and the Exhibits, Schedules and appendices hereto and thereto, contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.  This Agreement, the Separation Agreement and any other Ancillary Agreements together govern the arrangements in connection with the Separation and the Distribution and would not have been entered independently.

9.7          No Third-Party Beneficiaries.  Except as provided in Article VI with respect to Provider Indemnified Parties and Recipient Indemnified Parties, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of Encompass or Enhabit, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

9.8          Governing Law.  This Agreement (and any claims or Disputes arising out of or related hereto or thereto or to the transactions contemplated hereby and thereby or to the inducement of any party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware irrespective of the choice of laws principles of the State of Delaware, including all matters of validity, construction, effect, enforceability, performance and remedies.

9.9          Amendment.  No provisions of this Agreement, including any Schedules to this Agreement, shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

9.10          Rules of Construction.  In this Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules, Exhibits and Appendices hereto) and not to any particular provision of this Agreement; (c) Article, Section, Schedule, Exhibit and Appendix references are to the Articles, Sections, Schedules, Exhibits and Appendices to this Agreement unless otherwise specified; (d) unless otherwise stated, all references to any agreement (including this Agreement) shall be deemed to include the exhibits, schedules and annexes (including all Schedules, Exhibits and Appendixes) to such agreement; (e) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” need not be exclusive; (g) unless otherwise specified in a particular case, the word “days” refers to calendar days; (h) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; (i) unless expressly stated to the contrary in this Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to June 30, 2022; and (j) the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not merely mean “if.”

9.11          Precedence of Schedules.  Each Schedule attached to or referenced in this Agreement is hereby incorporated into and shall form a part of this Agreement; provided, however, that the terms contained in such Schedule shall only apply with respect to the Services provided under that Schedule.  In the event of a conflict between the terms contained in an individual Schedule and the terms in the body of this Agreement, the terms in the Schedule shall take precedence with respect to the Services under such Schedule only.  No terms contained in individual Schedules shall otherwise modify the terms of this Agreement.

9.12          Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

9.13          Assignability; Change of Control.

(a)          This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that neither Party may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Party hereto.  Notwithstanding the foregoing but subject to Section 9.13(b), no such consent shall be required for the assignment of a Party’s rights and obligations under this Agreement, the Separation Agreement and the other Ancillary Agreements (except as may be otherwise provided in any such other Ancillary Agreement) in whole (i.e., the assignment of a party’s rights and obligations under this Agreement, the Separation Agreement and all other Ancillary Agreements all at the same time) in connection with a change of control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party.

(b)          To the extent legally permissible, Enhabit shall notify Encompass in writing at least ninety (90) calendar days prior to the completion of any Enhabit Change of Control.  In the event of an Enhabit Change of Control, notwithstanding anything to the contrary herein, Encompass shall be entitled to terminate this Agreement, in whole or in part, without any penalty, liability or further obligation with thirty (30) calendar days’ prior written notice to Enhabit.

9.14          Non-Recourse.  No past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney or representative of either Encompass or Enhabit or their Affiliates shall have any liability for any obligations or liabilities of Encompass or Enhabit, respectively, under this Agreement or for any claims based on, in respect of, or by reason of, the transactions contemplated by this Agreement.

9.15          Mutual Drafting.  This Agreement shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

ENCOMPASS HEALTH CORPORATION

By:	/s/ Douglas E. Coltharp
	Name:	Douglas E. Coltharp
	Title:	Executive Vice President and Chief Financial Officer

ENHABIT, INC.

By:	/s/ Crissy Carlisle
	Name:	Crissy Carlisle
	Title:	Chief Financial Officer

[Signature Page to Transition Services Agreement]